ABRAXAS PETROLEUM CORPORATION
www.abraxaspetroleum.com

Exhibit 99.1
NEWS RELEASE

Abraxas Announces Loan Amendments and Agreement with Private Investors

SAN ANTONIO (May 1, 2009) – Abraxas Petroleum Corporation (NASDAQ:AXAS) today announced that Abraxas Energy Partners, L.P. (the “Partnership”) has finalized agreements with its lenders to amend the terms of its senior credit agreement and its subordinated credit agreement and has reached an agreement with the investors who participated in the private placement in May 2007.

The Partnership's senior credit agreement consists of a $300.0 million revolving credit facility with a borrowing base determined by its lenders on a semi-annual basis.  The lenders reduced the borrowing base by 7% to $130.0 million, of which $125.6 million is currently outstanding.

The Partnership’s subordinated credit agreement contained a provision requiring an equity raise prior to April 30, 2009.  This provision was amended to May 7, 2009.  It is anticipated that this provision will be amended to June 30, 2009 in the near future.

The Partnership has reached an agreement with the investors who participated in the private placement in May 2007 to extend the date in which an initial public offering must be completed to June 30, 2009.  The extension provides the Partnership the opportunity to pursue all alternatives available to it, including the initial public offering of its common units.

The amended agreements will be filed with the Securities and Exchange Commission on or before May 6, 2009.

Abraxas Petroleum Corporation is a San Antonio based crude oil and natural gas exploration and production company with operations principally in Texas, the Mid-Continent and the Rocky Mountains.  Abraxas Petroleum Corporation also owns a 47% interest in an upstream master limited partnership, Abraxas Energy Partners, L.P., which entitles Abraxas Petroleum Corporation to receive its proportionate share of cash distributions made by the Partnership.

Safe Harbor for forward-looking statements:  Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas’ actual results in future periods to be materially different from any future performance suggested in this release.  Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for its crude oil and natural gas.  In addition, Abraxas’ future crude oil and natural gas production is highly dependent upon Abraxas’ level of success in acquiring or finding additional reserves.  Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas’ control.  In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas’ filings with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:
Barbara M. Stuckey/ Vice President - Corporate Development
Phone 210.490.4788
bstuckey@abraxaspetroleum.com
www.abraxaspetroleum.com

18803 Meisner Drive
San Antonio, Texas 78258
Phone: 210.490.4788    Fax: 210.918.6675